Exhibit 99.1

Media Contact	February 17, 2011
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Results for the Fourth Quarter and Full Year 2010

Solid Revenue Growth Based on Strong Fundamentals and Execution of Growth Platform

Positioned for Sustained Growth in 2011

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest provider of inpatient rehabilitative healthcare services, today reported its results of operations for the fourth quarter and year ended December 31, 2010.

“The fourth quarter of 2010 was a strong finish to another excellent year for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Discharges, net operating revenues, pre-tax income from continuing operations, and cash flows from operations all grew impressively in the quarter compared to the fourth quarter of 2009 as our hospitals maintained their focus on providing outstanding patient care. We also strengthened our balance sheet by issuing two new senior notes that, along with existing cash on hand and a draw on our revolver, allowed us to repay our term loan facility and reduce our net long-term debt by $144 million during the quarter. We believe these actions, together with the solid fundamentals of our business model, position HealthSouth for another year of growth in 2011.”

The fourth quarter and 2010 results included a significant benefit related to income taxes and the release of a substantial portion of the Company’s valuation allowance against deferred tax assets.

Fourth Quarter Results

•
Consolidated net operating revenues were $520.7 million for the fourth quarter of 2010 compared to $486.2 million for the fourth quarter of 2009, or an increase of 7.1%. This increase was attributable to a 5.3% increase in patient discharges and a 2.5% increase in net patient revenue per discharge. The growth in inpatient discharges primarily resulted from continued market share gains, including new hospitals. Same-store discharges were 2.9% higher in the fourth quarter of 2010 compared to the fourth quarter of 2009. Net patient revenue per discharge increased in the fourth quarter of 2010 compared to the same period of 2009 primarily due to improved pricing from Medicare and managed care payors.

•
Reported net income per diluted share for the three months ended December 31, 2010 was $7.16 per share compared to $0.35 per diluted share for the three months ended December 31, 2009. Reported net income per diluted share for the three months ended December 31, 2010 included a $736.2 million, or $6.77 per diluted share, benefit related to income taxes and the aforementioned release of a substantial portion of the Company’s valuation allowance against deferred tax assets.

•
Adjusted income from continuing operations (see attached supplemental information) per diluted share grew 68.2% from $0.22 per diluted share for the three months ended December 31, 2009 to $0.37 per diluted share for the three months ended December 31, 2010. The growth was due primarily to increased revenues, disciplined expense management, and a favorable bad debt trend offset by increased interest expense resulting from the Company’s previously reported refinancing transactions completed in October 2010 and higher self-insurance costs associated with professional and general liability risks in 2010.

Exhibit 99.1

•	Cash flows provided by operating activities were $67.1 million for the three months ended December 31, 2010 compared to $44.0 million for the same period of 2009.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended December 31, 2010 was $116.8 million compared to $94.7 million for the three months ended December 31, 2009, or an increase of 23.3%. This improvement was driven by higher revenue, improved productivity, and lower bad debt expense offset by an increase in self-insurance costs associated with professional and general liability risks.

•
Adjusted free cash flow for the three months ended December 31, 2010 was $31.1 million compared to $10.0 million for the same period of 2009. The increase in adjusted free cash flow primarily resulted from the growth in Adjusted EBITDA, as discussed above, and the timing of interest payments offset by the $6.9 million unwind fee related to the termination of the Company’s two forward-starting interest rate swaps. The refinancing transactions completed by the Company in October 2010 adjusted the timing of interest payments resulting in an approximate $15 million benefit to adjusted free cash flow in the fourth quarter of 2010 compared to the same period of 2009.

Full Year Results

•
Consolidated net operating revenues were $1,999.3 million for the year ended December 31, 2010 compared to $1,911.1 million for the year ended December 31, 2009, or an increase of 4.6%. This increase was attributable to a 2.8% increase in patient discharges and a 2.7% increase in net patient revenue per discharge. The year-over-year growth resulted from the same factors discussed above for the quarter-over-quarter change. Same store discharges were 1.2% higher year over year.

•
Reported net income per diluted share for the year ended December 31, 2010 was $8.28 per share compared to $0.77 per diluted share for the year ended December 31, 2009. Reported net income per diluted share for the year ended December 31, 2010 included a $736.6 million, or $6.79 per diluted share, benefit related to income taxes and the aforementioned release of a substantial portion of the Company’s valuation allowance against deferred tax assets. Diluted weighted average common shares outstanding increased by 5.0% year over year due primarily to the five million shares issued on September 30, 2009 in full satisfaction of the Company’s obligation to do so under the 2006 securities litigation settlement.

•
Adjusted income from continuing operations (see attached supplemental information) per diluted share grew 18.6% from $1.45 per diluted share for the year ended December 31, 2009 to $1.72 per diluted share for the year ended December 31, 2010. The growth was due primarily to increased revenues, disciplined expense management, and a favorable bad debt trend offset by the increased share count discussed above and higher self-insurance costs associated with professional and general liability risks in 2010.

•
Cash flows provided by operating activities were $331.0 million for the year ended December 31, 2010 compared to $406.1 million for the same period of 2009, which included $73.8 million related to the Company’s settlement with UBS and $63.7 million of income tax refunds related to prior periods. Cash flows provided by operating activities for the year ended December 31, 2010 included $13.5 million of state income tax refunds associated with prior periods.

•
Adjusted EBITDA (see attached supplemental information) for the year ended December 31, 2010 was $427.4 million compared to $383.0 million for the year ended December 31, 2009, or an increase of 11.6%. This improvement was driven by the same factors discussed above for the quarter-over-quarter change.

Exhibit 99.1

•
Adjusted free cash flow for the year ended December 31, 2010 was $197.7 million compared to $173.6 million for the same period of 2009. This improvement primarily resulted from the same factors discussed above for the quarter-over-quarter change.

As of December 31, 2010, total debt outstanding approximated $1.5 billion. In addition to $48.4 million of cash and cash equivalents, the Company also had $376.4 million available to it under its revolving credit facility, resulting in total liquidity of $424.8 million as of December 31, 2010. The Company’s leverage ratio was 3.5x as of December 31, 2010 compared to 4.3x as of December 31, 2009.

“2010 marked another year of significant balance sheet strengthening for HealthSouth,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “We reduced our leverage ratio to 3.5x, achieving an objective previously targeted for the end of 2011, and substantially improved the composition of our debt capital. Posting our third consecutive year of profitability facilitated the reversal of a substantial portion of the valuation allowance against deferred tax assets associated with our net operating loss carryforwards, resulting in a large reduction in our shareholders’ deficit. Further enhancements to the balance sheet remain a key focus for our company in 2011.”

2011 Guidance and Introduction of New Earnings Per Share Measure

“We anticipate 2011 will be another year of sustained growth for HealthSouth,” said Mr. Grinney. “The foundation for the Company’s success will continue to be our proven strategy of deleveraging, growing organically, acquiring competitors opportunistically, and building new hospitals in new markets.”

Adjusted EBITDA for 2011 is expected to be in the range of $440 million to $450 million, compared to $427.4 million for 2010. Among other things, the 2011 estimate assumes bad debt expense will approximate 1.5% of net operating revenues. See the attached supplemental information, as well as the Current Report on Form 8-K furnished with this press release on February 17, 2011, for additional information related to our use of and the definition of Adjusted EBITDA.

During 2010, the Company reviewed the components of its guidance and compared its components to those of other publicly traded healthcare companies. As a result of this review, the Company has determined it will maintain its current definition of Adjusted EBITDA, but it will no longer utilize a company-specific, non-GAAP measure of earnings per share as part of its guidance or periodic reporting. Rather, the Company will simplify its earnings per share guidance by utilizing income from continuing operations attributable to HealthSouth per diluted share, which is a GAAP measure of earnings per share from continuing operations. To assist shareholders and others in understanding the Company’s operating results and analyzing period-to-period changes in earnings per share, each reporting period, the Company will highlight any unusual or otherwise significant items and their impact to earnings per share from continuing operations.

In 2011, this new guidance measure of income from continuing operations attributable to HealthSouth per diluted share is expected to be in the range of $1.01 to $1.06 per diluted share (see attached supplemental information). This range includes estimated non-cash income taxes of $0.61 to $0.65 per diluted share, as well as professional fees of $0.13 per diluted share, both of which would have been excluded from our historic guidance measure of adjusted income from continuing operations per diluted share. The Company will discuss this in more detail during its fourth quarter earnings conference call.

“Our 2011 guidance does not include any estimate of the impact from repaying or refinancing our 10.75% senior notes,” said Mr. Coltharp. “These notes become callable in June of this year and are our highest priority with regard to further capital structure activities. We believe we will have several viable sources of funds for repaying or refinancing these notes, including but not limited to cash flows from operations, capacity under our revolving credit facility, and an incremental issuance of senior notes. Any repayment of the 10.75% senior notes would result in lower interest expense and would also trigger a loss on early extinguishment of debt. Because we do not know the specific magnitude, timing, or source of funds related to any action on the 10.75% senior notes today, we have elected not to include the impact of these activities in our 2011 guidance.”

Exhibit 99.1

Earnings Conference Call and Webcast

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Friday, February 18, 2011 to discuss its results for the fourth quarter of 2010. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 34030420. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 18 until March 4, 2011. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information

The Company’s leverage ratio that is referenced in this release is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted EBITDA can be found in the following schedules.

The information in this press release is summarized and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”), when filed, as well as the Company’s Current Report on Form 8-K filed on February 17, 2011. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its February 18, 2011 earnings call.

The Company expects to file its 2010 Form 10-K next week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In Millions, Except Per Share Data)
Net operating revenues	$520.7	$486.2	$1,999.3	$1,911.1
Operating expenses:
Salaries and benefits	252.4	243.7	982.3	948.8
Other operating expenses	78.1	70.8	292.8	271.4
General and administrative expenses	28.3	28.1	106.2	104.5
Supplies	30.0	28.8	114.9	112.4
Depreciation and amortization	20.1	18.1	76.4	70.9
Occupancy costs	12.6	11.8	47.7	47.6
Provision for doubtful accounts	1.4	7.8	18.5	33.1
Loss on disposal of assets	1.0	0.5	1.5	3.5
Government, class action, and related settlements	0.3	(4.6)	1.1	36.7
Professional fees—accounting, tax, and legal	3.4	3.8	17.2	8.8
Total operating expenses	427.6	408.8	1,658.6	1,637.7
Loss on early extinguishment of debt	11.9	15.6	12.3	12.5
Interest expense and amortization of debt discounts and fees	34.5	30.8	125.9	125.8
Other income	(1.8)	(2.0)	(4.6)	(3.4)
Loss on interest rate swaps	0.3	2.9	13.3	19.6
Equity in net income of nonconsolidated affiliates	(2.6)	(1.8)	(10.1)	(4.6)
Income from continuing operations before income tax
benefit	50.8	31.9	203.9	123.5
Provision for income tax benefit	(736.2)	(2.4)	(736.6)	(3.2)
Income from continuing operations	787.0	34.3	940.5	126.7
Income (loss) from discontinued operations, net of tax	2.9	12.6	(0.7)	2.1
Net income	789.9	46.9	939.8	128.8
Less: Net income attributable to noncontrolling interests	(10.7)	(8.3)	(40.8)	(34.0)
Net income attributable to HealthSouth	779.2	38.6	899.0	94.8
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(26.0)	(26.0)
Net income attributable to HealthSouth
common shareholders	$772.7	$32.1	$873.0	$68.8

Weighted average common shares outstanding:
Basic	92.8	92.6	92.8	88.8
Diluted	108.8	107.8	108.5	103.3

Earnings per common share:
Basic:
Income from continuing operations attributable to
HealthSouth common shareholders	$8.30	$0.22	$9.42	$0.76
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.03	0.13	(0.01)	0.01
Net income attributable to HealthSouth
common shareholders	$8.33	$0.35	$9.41	$0.77
Diluted:
Income from continuing operations attributable to
HealthSouth common shareholders	$7.13	$0.22	$8.29	$0.76
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.03	0.13	(0.01)	0.01
Net income attributable to HealthSouth
common shareholders	$7.16	$0.35	$8.28	$0.77

Amounts attributable to HealthSouth:
Income from continuing operations	$776.3	$26.1	$899.7	$93.3
Income (loss) from discontinued operations, net of tax	2.9	12.5	(0.7)	1.5
Net income attributable to HealthSouth	$779.2	$38.6	$899.0	$94.8

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2010	2009
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$48.4	$80.9
Restricted cash	36.5	67.8
Current portion of restricted marketable securities	18.2	2.7
Accounts receivable, net of allowance for doubtful accounts of
$25.9 in 2010; $33.1 in 2009	224.9	219.7
Deferred income tax assets	28.1	0.5
Prepaid expenses and other current assets	50.1	54.4
Total current assets	406.2	426.0
Property and equipment, net	685.4	664.8
Goodwill	431.3	418.7
Intangible assets, net	48.8	43.7
Investments in and advances to nonconsolidated affiliates	30.7	29.3
Deferred income tax assets	679.3	-
Other long-term assets	90.4	99.0
Total assets	$2,372.1	$1,681.5

Liabilities and Shareholders’ Deficit
Current liabilities
Current portion of long-term debt	$14.5	$21.5
Accounts payable	48.9	50.2
Accrued payroll	80.0	77.9
Accrued interest payable	21.5	6.8
Refunds due patients and other third-party payors	49.8	53.0
Other current liabilities	144.6	181.8
Total current liabilities	359.3	391.2
Long-term debt, net of current portion	1,496.8	1,641.0
Self-insured risks	102.5	100.0
Other long-term liabilities	28.3	59.5
	1,986.9	2,191.7
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit	(85.2)	(974.0)
Noncontrolling interests	83.0	76.4
Total shareholders' deficit	(2.2)	(897.6)
Total liabilities and shareholders’ deficit	$2,372.1	$1,681.5

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended December 31,
	2010	2009
	(In Millions)
Cash flows from operating activities:
Net income	$939.8	$128.8
Loss (income) from discontinued operations	0.7	(2.1)
Adjustments to reconcile net income to net cash provided by
operating activities—
Provision for doubtful accounts	18.5	33.1
Provision for government, class action, and related settlements	1.1	36.7
UBS Settlement proceeds, gross	-	100.0
Depreciation and amortization	76.4	70.9
Amortization of debt issue costs, debt discounts, and fees	6.3	6.6
Loss on disposal of assets	1.5	3.5
Loss on early extinguishment of debt	12.3	12.5
Loss on interest rate swaps	13.3	19.6
Equity in net income of nonconsolidated affiliates	(10.1)	(4.6)
Distributions from nonconsolidated affiliates	8.1	8.6
Stock-based compensation	16.4	13.4
Deferred tax (benefit) provision	(738.5)	4.1
Other	(1.8)	0.5
(Increase) decrease in assets—
Accounts receivable	(23.7)	(17.8)
Prepaid expenses and other assets	(8.1)	3.7
Income tax refund receivable	7.5	45.9
(Decrease) increase in liabilities—
Accounts payable	(1.3)	4.8
Accrued payroll	0.3	(12.4)
Accrued interest payable	14.7	(0.8)
Accrued fees and expenses for derivative plaintiffs' attorneys
in UBS Settlement	-	(26.2)
Refunds due patients and other third-party payors	(3.2)	4.2
Other liabilities	8.0	(0.6)
Termination of forward-starting interest rate swaps
designated as cash flow hedges	(6.9)	-
Self-insured risks	7.3	(1.6)
Government, class action, and related settlements	(2.9)	(11.2)
Net cash used in operating activities of discontinued
operations	(4.7)	(13.5)
Total adjustments	(609.5)	279.4
Net cash provided by operating activities	331.0	406.1

(Continued)

Exhibit 99.1

	For the Year Ended December 31,
	2010	2009
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(70.9)	(72.2)
Acquisition of business, net of cash acquired	(34.1)	-
Acquisition of intangible assets	-	(0.4)
Proceeds from disposal of assets	0.2	3.9
Proceeds from sale of restricted investments	10.4	5.0
Purchase of restricted investments	(26.0)	(3.8)
Net change in restricted cash	31.3	(11.7)
Net settlements on interest rate swaps not designated as hedges	(44.7)	(42.2)
Net investment in interest rate swap not designated as a hedge	-	(6.4)
Other	(0.6)	(4.7)
Net cash provided by (used in) investing activities of
discontinued operations	8.5	(0.5)
Net cash used in investing activities	(125.9)	(133.0)

Cash flows from financing activities:
Principal borrowings on notes	-	15.5
Proceeds from bond issuance	525.0	290.0
Principal payments on debt, including pre-payments	(751.3)	(409.2)
Borrowings on revolving credit facility	100.0	10.0
Payments on revolving credit facility	(22.0)	(50.0)
Principal payments under capital lease obligations	(14.9)	(13.4)
Dividends paid on convertible perpetual preferred stock	(26.0)	(26.0)
Debt amendment and issuance costs	(19.3)	(10.6)
Distributions paid to noncontrolling interests of
consolidated affiliates	(34.4)	(32.7)
Other	5.2	0.8
Net cash provided by financing activities of discontinued
operations	-	1.3
Net cash used in financing activities	(237.7)	(224.3)
(Decrease) increase in cash and cash equivalents	(32.6)	48.8
Cash and cash equivalents at beginning of year	80.9	32.1
Cash and cash equivalents of facilities held for sale at
beginning of year	0.1	0.1
Less: Cash and cash equivalents of facilities held for sale
at end of year	-	(0.1)
Cash and cash equivalents at end of year	$48.4	$80.9

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted EBITDA (1) (3)

	Three Months Ended December 31,
	2010	Per Share (2)	2009	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$789.9	$8.51	$46.9	$0.51
Income from discontinued operations, net of tax,
attributable to HealthSouth	(2.9)	(0.03)	(12.5)	(0.14)
Net income attributable to noncontrolling interests	(10.7)	(0.12)	(8.3)	(0.09)
Income from continuing operations
attributable to HealthSouth	776.3	8.37	26.1	0.28

Government, class action, and related settlements	0.3	-	(4.6)	(0.05)
Professional fees—accounting, tax, and legal	3.4	0.04	3.8	0.04
Loss on interest rate swaps	0.3	-	2.9	0.03
Adjustment for prior period amounts in tax provision	(739.9)	(7.97)	(4.1)	(0.04)
Adjusted income from continuing operations (1) (3)	40.4	0.44	24.1	0.26
Adjustment for dilution (2)		(0.07)		(0.04)
Adjusted income from continuing operations
per diluted share (2) (3)		$0.37		$0.22

Current period amounts in tax provision	3.7		1.7
Interest expense and amortization of debt discounts
and fees	34.5		30.8
Depreciation and amortization	20.1		18.1
	98.7		74.7
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	-		0.2
Net noncash loss on disposal of assets	1.0		0.5
Loss on early extinguishment of debt	11.9		15.6
Stock-based compensation expense	5.2		3.4
Other	-		0.3
Adjusted EBITDA (1) (3) (4)	$116.8		$94.7

Weighted average common shares outstanding:
Basic		92.8		92.6
Diluted		108.8		107.8

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted EBITDA (1) (3)

	Year Ended December 31,
	2010	Per Share (2)	2009	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$939.8	$10.13	$128.8	$1.45
Loss (income) from discontinued operations, net of tax,
attributable to HealthSouth	0.7	0.01	(1.5)	(0.02)
Net income attributable to noncontrolling interests	(40.8)	(0.44)	(34.0)	(0.38)
Income from continuing operations attributable
to HealthSouth	899.7	9.70	93.3	1.05

Government, class action, and related settlements	1.1	0.01	36.7	0.41
Professional fees—accounting, tax, and legal	17.2	0.19	8.8	0.10
Loss on interest rate swaps	13.3	0.14	19.6	0.22
Adjustment for prior period amounts in tax provision	(744.9)	(8.03)	(8.8)	(0.10)
Adjusted income from continuing operations (1) (3)	186.4	2.01	149.6	1.68
Adjustment for dilution (2)		(0.29)		(0.23)
Adjusted income from continuing operations
per diluted share (2) (3)		$1.72		$1.45

Current period amounts in tax provision	8.3		5.6
Interest expense and amortization of debt discounts
and fees	125.9		125.8
Depreciation and amortization	76.4		70.9
	397.0		351.9
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	-		1.4
Net noncash loss on disposal of assets	1.5		3.5
Loss on early extinguishment of debt	12.3		12.5
Stock-based compensation expense	16.4		13.4
Other	0.2		0.3
Adjusted EBITDA (1) (3) (4)	$427.4		$383.0

Weighted average common shares outstanding:
Basic		92.8		88.8
Diluted		108.5		103.3

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted EBITDA are non-GAAP financial measures. The Company’s leverage ratio, the denominator of which is Adjusted EBITDA for the trailing four quarters, is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. The increase in the Company’s basic and diluted weighted average common shares outstanding in 2010 compared to 2009 was primarily the result of the issuance of 5.0 million shares of common stock on September 30, 2009 in full satisfaction of its obligation to do so under the Company’s 2006 securities litigation settlement.

 (3) Adjusted income from continuing operations per diluted share and Adjusted EBITDA are two components of the Company’s 2010 guidance.

(4) The Company’s credit agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted EBITDA for future periods.

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Cash Provided by Operating Activities
to Adjusted Free Cash Flow

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
	(In Millions)
Net cash provided by operating activities	$67.1	$44.0	$331.0	$406.1
Impact of discontinued operations	(0.8)	4.1	4.7	13.5
Net cash provided by operating
activities of continuing operations	66.3	48.1	335.7	419.6
Capital expenditures for maintenance	(13.5)	(9.6)	(39.5)	(34.1)
Net settlements on interest rate swaps	(11.0)	(11.9)	(44.7)	(42.2)
Dividends paid on convertible perpetual
preferred stock	(6.5)	(6.5)	(26.0)	(26.0)
Distributions paid to noncontrolling interests
of consolidated affiliates	(8.1)	(9.9)	(34.4)	(32.7)
Non-recurring items:
UBS Settlement proceeds, less fees
to derivative plaintiffs' attorneys	-	-	-	(73.8)
Income tax refunds related to prior periods	(1.6)	(4.2)	(13.5)	(63.7)
Cash paid for:
Professional fees - accounting, tax,
and legal	3.4	3.8	17.2	15.3
Government, class action, and related
settlements	2.1	0.2	2.9	11.2
Adjusted free cash flow	$31.1	$10.0	$197.7	$173.6

For the three months ended December 31, 2010, net cash used in investing activities was $35.1 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the three months ended December 31, 2010 was $174.1 million and resulted primarily from net debt payments, debt amendment and issuance costs, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the three months ended December 31, 2009, net cash used in investing activities was $8.6 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended December 31, 2009 was $71.7 million and resulted primarily from net debt payments, debt amendment and issuance costs, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Earnings Per Share Guidance Transition

	EPS Guidance Transition
	Prior EPS
	Measure		GAAP EPS Measure(1)
	Actual		Actual	Low		High
	2010		2010	2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$427.4		$427.4	$440		$450
Interest expense and amortization
of debt discounts and fees	(125.9)		(125.9)	(138)
Depreciation and amortization	(76.4)		(76.4)	(82)
Stock-based compensation expense	(16.4)		(16.4)	(18)
Other, including non-cash loss on
disposal of assets	(1.7)		(1.7)	(4)
	207.0		207.0	198		208
Certain nonrecurring expenses:
Government, class action and related
settlements	-		(1.1)	TBD
Professional fees―accounting, tax
and legal	-		(17.2)	(14)
Loss on interest rate swaps	-		(13.3)	-
Loss on early extinguishment of debt	(12.3)		(12.3)	TBD
Pre-tax income	194.7		163.1	184		194
Income tax (assumes 40% in 2011)	(8.3	)(2)	736.6 (3)	(74)		(78)
Income from continuing operations	$186.4	(4)	$899.7 (1)	$110	(1)	$116	(1)

Diluted shares	108.5		108.5	109.4		109.4

Earnings per share	$1.72	(4)	$8.29 (1)	$1.01	(1)	$1.06	(1)

(1)	Income from continuing operations attributable to HealthSouth per diluted share.
(2)	Current period amounts in income tax provision; see page 10.
(3)	Total income tax provision for the year ended December 31, 2010, including the reversal of a substantial portion of the Company’s valuation allowance against deferred tax assets.
(4)	Adjusted income from continuing operations; see page 10.

Exhibit 99.1

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010, which is expected to be filed next week.